Exhibit 10.1

LEASE AMENDING AGREEMENT NO. 2

THIS LEASE AMENDING AGREEMENT NO. 2 (“Amendment”) is made as of May 17, 2018, between G&I VIII 605 WATERFORD LLC,  a Delaware limited liability company (“Landlord”), and WINMARK CORPORATION,  a Minnesota corporation (“Tenant”).

A.  Landlord and Tenant, or their predecessors in interest, entered into a written lease agreement dated September 26,  2008 (“Initial Lease”), which has not previously been amended or modified, except by Lease Amending Agreement No. 1 dated October 21, 2013 (“Amendment No. 1”).    The Initial Lease and Amendment No. 1 are referred to herein collectively as the “Current Lease.”

B.  The Current Lease relates to the premises (“Premises”) consisting of an agreed 41,016 rentable square feet on the first, third and fourth floors of the building located at 605 Waterford Park, 605 North U.S. Highway 169, Plymouth, Minnesota (the “Building”).

C.  Landlord and Tenant desire to extend the Lease Term and to otherwise amend the Current Lease as provided in this Amendment.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are expressly acknowledged, the parties agree as follows:

1.  Effect.  The Current Lease is hereby amended to the extent necessary to give effect to this Amendment, and the terms of this Amendment shall supersede any contrary terms in the Current Lease.  All references in the Current Lease to “this Lease,” and all references in this Amendment to “the Lease,” shall be deemed to refer to the Current Lease as amended by this Amendment.  In all other respects, the terms and conditions of the Current Lease shall remain unmodified and in effect.  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the same meanings as provided in the Current Lease.

2.  Lease Term.    The initial Term of the Lease is currently scheduled to expire on August 31, 2019.    The Lease Term is hereby extended for one (1) period of ten (10) years and four (4) months commencing on September 1, 2019, and ending on December 31, 2029  (“Option Term”).  Except as expressly provided otherwise in the Lease or this Amendment, the Lease shall continue during the Option Term on all of the same terms and conditions, and any reference in the Lease to the Lease Term shall be deemed to refer to and include the Option Term.

3.  Rent.

A.  Subject to Paragraph 3C below, during the Option Term, Tenant shall pay Minimum Rental determined at an annual rate per rentable square foot in the Premises and payable in monthly installments as follows:

Period	Annual Rate Per Square Foot	Monthly Installment
9/1/19 - 8/31/20	$17.00	$58,106.00
9/1/20 - 8/31/21	$17.47	$59,712.46
9/1/21 - 8/31/22	$17.95	$61,353.10
9/1/22 - 8/31/23	$18.44	$63,027.92
9/1/23 - 8/31/24	$18.95	$64,771.10
9/1/24 - 8/31/25	$19.47	$66,548.46
9/1/25 - 8/31/26	$20.01	$68,394.18

9/1/26 - 8/31/27	$20.56	$70,274.08
9/1/27 - 8/31/28	$21.13	$72,222.34
9/1/28 - 8/31/29	$21.71	$74,204.78
9/1/29 - 12/31/29	$22.31	$76,255.58

B.  Subject to Paragraph 3C below, in addition to Minimum Rental, Tenant shall pay Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses due and payable during the Option Term as provided in the Lease.

C.    Notwithstanding anything to the contrary contained in this Amendment, Landlord agrees to abate Minimum Rental and Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses for the Premises during the first four (4) months of the Option Term (“Abatement Period”); provided, that upon the occurrence of a monetary default under the Lease (beyond any applicable notice and cure period) for which Landlord has exercised any of its remedies under Article 20 of the Lease,  such abatement shall automatically and permanently cease and, in addition to Landlord’s other remedies, the total amount of Rent previously abated shall become due and payable to Landlord as Additional Rent hereunder.  Except as expressly provided in this Paragraph 3C, Tenant’s obligation to pay Minimum Rental and Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses under the Lease is an independent covenant.  During the Abatement Period, only Minimum Rental and Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses for the Premises shall be abated, and Tenant shall be obligated to pay any storage rent, parking fees, utility charges or other costs as provided in the Lease.  Unless otherwise agreed by the parties, this abatement provision shall not apply with respect to any further extension or renewal of the Lease Term or any expansion of the Premises.

D.  Paragraph 5.0 of Amendment No. 1 is hereby entirely deleted from the Lease.  Tenant’s Pro Rata Share set forth in the Lease shall be 19.76%, calculated by dividing the rentable square feet in the Premises of 41,016 by the rentable square feet in the Building of 207,598.    Management fees charged as part of Operating Expenses shall be capped at three percent (3%) of the gross rent for the Premises.

4.  Leasehold Improvements.

A.  The parties shall make the improvements to the Premises as provided in the attached Exhibit 1.  In all other respects, Tenant agrees to accept the Premises on an “AS IS” basis, and Landlord has no obligation to do or pay for any leasehold improvements or plans.  Except as expressly provided in the Initial Lease, Amendment No. 1 or this Amendment, Tenant shall not be entitled to any tenant improvement allowance, leasehold improvements or other work, or any free rent period or other economic incentives that may have been provided to Tenant in connection with entering into the Initial Lease or any prior Amendment.

B.  Provided that Tenant is not in monetary default (beyond any applicable notice and cure period) under the Lease, Landlord shall provide Swing Space (as hereafter defined) to Tenant on the following terms and conditions:

(1)    The Swing Space shall consist of approximately 3,500 to 5,000 rentable square feet of contiguous space at a location in the Building as designated by Landlord.

(2)  Tenant shall give at least thirty (30) days written notice to Landlord of the  date Tenant will commence construction of the Tenant Improvements (“Construction Commencement Date”).  Landlord shall deliver the Swing Space to Tenant as of the Construction Commencement Date, and Tenant may thereafter occupy the Swing Space for a limited term (“Swing Space Term”) commencing on the Construction Commencement Date and continuing thereafter until the earlier to occur of: (a) Substantial Completion of the Tenant Improvements in the Premises pursuant to the attached Exhibit 1; or (b) August 31, 2019.

(3)    Landlord shall not be liable nor shall the Lease be impaired by any delay or inability to deliver possession of the Swing Space; provided, that if Landlord is unable to deliver possession of the Swing Space to Tenant on or before the Construction Commencement Date, Tenant shall have the right, at its option and as its sole remedy, at any time after the Construction Commencement Date designated by Tenant and before delivery of the Swing Space, to elect to terminate its right to the Swing Space under this Paragraph 4B upon fifteen (15) days’ written notice to Landlord (“Swing Space Termination Notice”), and if the Swing Space is not delivered to Tenant within such fifteen (15) day period, Landlord shall pay the sum of $50,000.00 to Tenant within thirty (30) days after Landlord receives Tenant’s Swing Space Termination Notice, and neither Landlord nor Tenant shall have any further rights or obligations relating to the Swing Space under this Paragraph 4B.  In the event Landlord fails to pay the sum of $50,000.00 to Tenant within such thirty (30) day period, then Tenant may deliver a second notice (an “Offset Notice”) to Landlord that specifies that the Swing Space Termination Notice has been given pursuant to Paragraph 4.B(3) of this Amendment  and the unpaid amount of such $50,000, and that states conspicuously in bold type and in all capital letters at the top of the first page of such Offset Notice: “LANDLORD’S FAILURE TO PAY THE UNPAID AMOUNT OF SUCH $50,000 WITHIN TEN (10) DAYS AFTER RECEIPT OF THIS OFFSET NOTICE SHALL AUTHORIZE TENANT TO OFFSET SUCH UNPAID AMOUNT AGAINST THE MINIMUM RENTAL NEXT DUE UNDER THE LEASE”, and if Landlord fails to pay such unpaid amount within such ten-day period,  Tenant shall have the right to offset such unpaid amount against its Rent obligation as provided for in Paragraph 3.A. above in an amount not to exceed $50,000.00.

(4)  Tenant shall not be obligated to pay any Minimum Rental or Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses with respect to the Swing Space during the Swing Space Term.

(5)  The Swing Space shall be delivered in “AS IS” condition.  Any alterations or improvements, including the installation of telecommunications and computer cabling and equipment, desired by Tenant in the Swing Space shall be subject to Landlord’s prior written consent (not to be unreasonably withheld) and shall be performed at Tenant’s sole expense.

(6)    Except as otherwise provided in this Paragraph or unless clearly inapplicable, Tenant’s occupancy of the Swing Space shall be on all of the terms and conditions of the Lease, including, without limitation, the insurance and indemnity provisions of the Lease but excluding the payment of rent.  Within ten (10) days after written request by Landlord from time to time, Tenant shall execute a written confirmation concerning the term, location, or any other matter relating to the Swing Space.

(7)  Upon the expiration or termination of the Swing Space Term, Tenant shall completely vacate and surrender the Swing Space to Landlord in as good condition as when Tenant took possession  (including the removal of any telecommunications and computer cabling and equipment installed by Tenant at Tenant’s expense), ordinary wear and tear excepted.  The expiration or termination of the Swing Space Term shall not terminate or modify the Lease Term with respect to the Premises.

(8)   If Tenant holds over in the Swing Space after the termination or expiration of the Swing Space Term, in addition to Landlord’s other rights and remedies under the law and the Lease: (a) Tenant shall pay Minimum Rental for the Swing Space at an annual rate of $16.00 per rentable square foot plus Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses at the same rate per rentable square foot then payable by Tenant for the Premises, computed on a daily basis for each day Tenant remains in possession of the Swing Space for up to two (2) months after the termination or expiration of the Swing Space Term; and (b) if Tenant holds over in the Swing Space beyond such two (2) additional months, Landlord shall continue to pay such holdover rent but Landlord shall be entitled to immediately and lawfully retake possession of the Swing Space and to recover from Tenant all costs, reasonable attorneys’ fees and damages sustained by Landlord.

(9)  During the Swing Space Term, Landlord reserves the right to have access to the Swing Space upon reasonable prior notice to Tenant to perform its duties and obligations under the Lease and to inspect and show the Swing Space.  If the Swing Space is part of a larger undemised space, Landlord may at any time construct demising walls, doorways and corridors (at Landlord’s sole expense) with respect to the Swing Space and such additional space (including, without limitation, performing any associated demolition, separation, relocation and repair work). Said additional space, which does not constitute the Swing Space, shall be known as the “Non-Swing Space”. Tenant acknowledges that any such construction may be performed during Tenant’s occupancy and normal business hours; and Landlord and Tenant shall cooperate to reasonably minimize any interference with the performance of the construction and Tenant’s use of the Swing Space.  Except as otherwise agreed in writing between the parties, Tenant shall not occupy any portion of any such Non-Swing Space, including, without limitation, use for office purposes or incidental uses such as storage of files or equipment.

5.  Miscellaneous.

A.   Tenant hereby agrees to use commercially reasonable efforts not to disclose or permit the disclosure of any of the economic terms of this Amendment to any other person or entity without Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except (1) to Tenant’s owners, officers, directors, employees, agents, affiliates, accountants, auditors, real estate brokers and sales persons, attorneys,  existing or prospective lenders, purchasers, assignees or subtenants, provided the same have a need to know and are under an obligation of confidence concerning such terms, (2) when required by law or court order or when necessary, as determined in the discretion of Tenant, if Tenant or an affiliate is a publicly traded entity, or (3) in an action between the parties to enforce the Lease.

B.    Notwithstanding anything contained in the Lease to the contrary, except as expressly set forth in this Amendment, Tenant has no preferential rights or options under the Lease, including, without limitation, any renewal, extension, expansion, first offer, first refusal, contraction, purchase, termination or any other such rights or options, and any such rights or options previously set forth in the Lease are hereby deleted in their entirety.

C.    Tenant certifies, represents, warrants and covenants that: it is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control; and it is not engaging in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.  If requested by Landlord (but not more often than once per calendar year), Tenant agrees to confirm this representation, warranty and covenant in writing.  Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

D.    Article 37 of the Initial Lease is hereby deleted from the Lease in its entirety.  Landlord shall continue to license to Tenant approximately 690 square feet of storage space known as storage space LL3 in the Building.  Tenant shall rent the storage space on Landlord’s standard form storage agreement at a monthly gross rental rate of $601.33 during the remaining initial Term, at a monthly gross rental rate of $650.00 during the Option Term, and at Landlord’s prevailing rate for storage space from time to time during any renewal or extension of the Option Term.  If the storage space is terminated at any time, Landlord shall have no further obligation to make the storage space available to Tenant.  Landlord shall provide the storage space in its existing condition, “AS IS”.  Tenant shall at its expense provide any locks or security

devices it desires to secure the storage space.    Landlord will use commercially reasonable efforts to provide additional storage space upon request by Tenant, subject to availability.

E.    Landlord shall continue to license to Tenant eight (8) Executive Parking Stalls as provided in Paragraph E of Article 14 of the Initial Lease on Landlord’s standard form parking agreement:  four (4) of which shall be provided at no charge to Tenant during the Lease Term, and four (4) of which shall be provided at the current monthly rate for Tenant of $90.00 per stall plus tax, with two percent (2%) annual increases per stall.

6.    Right of First Offer.    Article 36 of the Initial Lease is hereby entirely deleted from the Lease.  Subject to the provisions of this Paragraph 6, Tenant shall have a right of first offer (“ROFO Right”) for the first floor lounge or for any space contiguous to the Premises on the second and fifth floors of the Building (“ROFO Space”) which is or may become “Available” (hereinafter defined) during the period from the date of this Amendment through the expiration of the Option Term, as follows:

A.  If any ROFO Space is or will become Available during the ROFO Period, then Landlord, before entering into a lease for such space, shall give written notice to Tenant (“Landlord’s ROFO Notice”) stating: (1) the portion of the ROFO Space (“Subject ROFO Space”) which is or will become Available; (2) the estimated date of Availability; and (3) the Minimum Rental for the Subject ROFO Space (which shall be the prevailing net market rental rate for comparable space in the Building for the remaining Option Term, as reasonably determined by Landlord and taking into account the length of the remaining Option Term and the  Prorated Tenant Improvement Allowance for such space as provided below).  To exercise the ROFO Right, Tenant shall give Landlord written notice of exercise within ten (10) days after Landlord’s ROFO Notice is given.  Landlord’s ROFO Notice will not be delivered to Tenant more than one hundred eighty (180) days prior to the date upon which the Landlord expects the Subject ROFO Space to become Available.  Tenant may exercise the ROFO Right only as to all of the Subject ROFO Space.    Time is of the essence with respect to Tenant’s notice of exercise.

B.  If Tenant exercises the ROFO Right, the Subject ROFO Space shall be added to and become part of the Premises on all of the terms and conditions of the Lease, except that:

(1)  The Subject ROFO Space shall be added to the Premises effective on the earlier of (the “ROFO Space Commencement Date”): (a) the date Tenant occupies the Subject ROFO Space for the conduct of any business, or (b) sixty (60) days after the date on which Landlord makes the Subject ROFO Space available for the commencement of Tenant’s leasehold improvements, if any.  Landlord shall not be liable nor shall the Lease be impaired for any delay or inability to deliver the Subject ROFO Space for reasons beyond Landlord’s control.

(2)  Commencing on the ROFO Space Commencement Date and continuing during the remaining Option Term, Tenant shall pay (a) Minimum Rental for the Subject ROFO Space at the rate specified in Landlord’s ROFO Notice; and (b) Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses for the Subject ROFO Space at the same rate per rentable square foot as payable for the Premises and subject to the same adjustments as provided in the Lease.

(3)  Except for the Prorated Tenant Improvement Allowance provided for below), the Subject ROFO Space shall be delivered in an “AS IS” condition, with no obligation for Landlord to do or pay for any improvements or plans.  Following delivery of the Subject ROFO Space by Landlord, Tenant shall have access to such space for the purpose of constructing leasehold improvements and moving its furniture and equipment into the space at no charge for Minimum Rental or Tenant’s Pro Rata Share of Real Estate Taxes

and Operating Expenses prior to the ROFO Space Commencement Date; provided, that any such access shall otherwise be subject to the terms and conditions of the Lease, and any improvements shall be subject to the requirements of  Paragraphs 3 through 9 of the attached Exhibit 1.  Tenant shall not be entitled to any additional free rent or rent abatement period but Tenant shall be entitled to a “Prorated Tenant Improvement Allowance” for the Subject ROFO Space determined by multiplying $52.00 per square foot in the Subject ROFO Space by a fraction, the numerator of which is the number of full calendar months remaining in the Option Term as of the ROFO Space Commencement Date (not to exceed 124) and the denominator of which is 124.

(4)  The Subject ROFO Space shall be added to the Premises for the remaining Term of the Lease (including any renewals or extensions), but not for less than three (3) years.

If Tenant fails to timely exercise the ROFO Right with respect to the Subject ROFO Space, the ROFO Right shall automatically terminate with respect to such space, Landlord shall be free to lease or grant any rights to such space on any terms, and Tenant shall have no further rights thereto.  The ROFO Right shall continue during the ROFO Period as to any remaining ROFO Space on which such right has not terminated.

C.  Tenant’s ROFO Right is personal to Tenant and is not transferable.  In event Tenant has an active sublease or assignment at the time the ROFO Right becomes effective, the ROFO Right contained in this Paragraph 6 shall automatically terminate and thereafter be null and void.  Further, Tenant shall have no right to exercise its ROFO Right, notwithstanding any provision in this Paragraph 6 to the contrary,  (i) during the period of time commencing on the date after a monetary obligation to Landlord is due from Tenant and unpaid (without any necessity for notice thereof to Tenant) and continuing until the obligation is paid, or (ii) in the event that Landlord has given to Tenant three or more notices of monetary default whether or not the defaults are cured, during the 12-month period of time immediately prior to the time that Tenant attempts to exercise the ROFO Right.

D.    Landlord and Tenant confirm that Tenant’s ROFO Right is not subject to any rights U.S. Energy Services, Inc. or its successors may have pursuant to any previous rights in favor of U.S. Energy Services, Inc. including that certain lease dated March, 2007.  For purposes of this Paragraph  6, space shall be deemed “Available” when the same becomes available for leasing, as reasonably determined by Landlord, upon the expiration or termination of the following (“Prior Rights”): all leases (including, without limitation, all renewals or extensions of any lease, whether pursuant to an option or right in the lease or an agreement hereafter entered into with Landlord; all options or rights thereunder; and all amendments or assignments thereof or subleases thereunder), rights, options, and agreements existing as of the date of full execution of this Amendment.  Notwithstanding anything to the contrary contained herein, the ROFO Right shall exclude and shall be subject and subordinate in all respects to all Prior Rights.

E.  Within thirty (30) days after written request by Landlord, Tenant shall execute and deliver an instrument in form reasonably satisfactory to Landlord and Tenant confirming any exercise or termination of the ROFO Right, but an otherwise valid exercise of the ROFO Right shall be fully effective whether or not such confirming document is executed.

F.  If the  Extension Option is exercised as provided in Paragraph  7 of this Amendment, the Minimum Rental,  Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses, and other economic terms for any ROFO Space previously included in the Premises shall be determined as provided in said Paragraph for the balance of the applicable further Option Term.    The ROFO Right shall not apply during any further Option Term.

7.    Extension Option.    Article 35 of the Initial Lease is hereby entirely deleted from the Lease.  Tenant shall have two (2) options  (each an “Extension Option”) to extend the Lease for a period of five (5) years each (the “Second Option Term” or the “Third Option Term”) commencing immediately after the expiration of the previous Option Term, as follows:

A.  To exercise an Extension Option, Tenant shall give written notice of exercise to Landlord not less than nine (9) calendar months prior to the expiration of the Option Term or Second Option Term, as the case may be.  Thereafter, not less than eight (8) calendar months prior to the expiration of the Option Term or Second Option Term, Landlord shall give written notice to Tenant of Landlord’s reasonable determination of the Minimum Rental for the Premises for the Second Option Term or the Third Option Term as the case may be (based on the then-prevailing net market rental rate for comparable space in the Building for the Second Option Term (or the Third Option Term).    Tenant’s notice of exercise of an Extension Option and Landlord’s determination of the Minimum Rental shall be binding and irrevocable unless Tenant shall, at Tenant’s option, give Landlord written notice of the withdrawal of Tenant’s notice of exercise of an Extension Option within twenty (20) days after Landlord’s notice of the Minimum Rental is given.  Time is of the essence with respect to Tenant’s notices.

B.  The Extension Options granted to Tenant are personal to the original Tenant and may be exercised only by the original Tenant while occupying the Premises, who does so without the intent of thereafter assigning this Lease or subletting the Premises or any portion thereof, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant.

C. Tenant shall have no right to exercise an Extension Option, notwithstanding any provision in the grant of the Extension Options to the contrary, (i) during the period of time commencing on the date after a monetary obligation to Landlord is due from Tenant and unpaid (without any necessity for notice thereof to Tenant) and continuing until the obligation is paid, or (ii) in the event that Landlord has given to Tenant three or more notices of monetary default whether or not the defaults are cured, during the 12-month period of time immediately  prior to the time that Tenant attempts to exercise the subject Extension Option.    Tenant shall have no Extension Option beyond the expiration of the Third Option Term.

D.  Within thirty (30) days after written request by Landlord, Tenant shall execute and deliver a document in form reasonably satisfactory to Landlord confirming any exercise or termination of an Extension Option, but an otherwise valid exercise of an Extension Option shall be fully effective whether or not such confirming document is executed.

8.    Tenant Representations.  Tenant hereby represents to Landlord that there has been no assignment of Tenant’s interest under the Lease and no sublease of all or any portion of the Premises by Tenant requiring Landlord’s consent that has not been obtained, there are no existing defenses, claims or offsets which Tenant has against the enforcement of the Lease or Landlord, and Landlord and Tenant are not currently in default under the Lease.

9.  Brokers.  Landlord and Tenant each represents that it has not engaged or dealt with any real estate broker, agent or finder with respect to this Amendment, except for CBRE, Inc.  (representing Landlord and whose commission, if any, shall be paid by Landlord pursuant to a separate written agreement) and Cushman & Wakefield (representing Tenant and whose commission, if any, shall be paid by Landlord pursuant to a separate written agreement).    Landlord and Tenant shall indemnify and hold each other harmless from all claims, liability or expense (including reasonable attorneys’ fees) in connection with any claim for broker’s, finder’s or other fees or commissions by any other person or entity as a result of such party’s actions or alleged actions.

10.  Landlord’s Lien Subordination Agreement. Landlord agrees that at any time during the Term of the Current Lease, as amended by this Amendment, Landlord shall, within fifteen (15) business days after request by Tenant from time to time, execute and deliver a commercially reasonable Landlord’s Lien Subordination Agreement, or similar instrument, in favor of Tenant’s lender(s), subordinating any lien rights of Landlord in Tenant’s furniture, trade fixtures, and other personal property to the rights of Tenant’s lender(s).

11.  Entire Agreement.  The Lease and this Amendment and all exhibits which are attached hereto and hereby incorporated by reference, constitutes the entire agreement between Landlord and Tenant with respect to the subject matter hereof, and may not be amended or modified except in a writing signed by Landlord and Tenant.  Tenant acknowledges that it has not been induced to enter into this Amendment by any agreements or representations which are not set forth in this Amendment.  This Amendment shall not be effective until execution and delivery by both Landlord and Tenant.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

By signing this Amendment, the parties agree to the above terms.

G&I VIII Investment 605 Waterford LLC, a Delaware limited liability company, its sole member By: _____________________________ Name:________________________ Title:_________________________	, : _____________________________
LANDLORD: G&I VIII 605 WATERFORD LLC, a Delaware limited liability company, By: G&I VIII Investment 605 Waterford LLC, a Delaware limited liability company, its sole member	TENANT: WINMARK CORPORATION, a Minnesota corporation
By:	/s/ Anthony D. Ishaug
Name:	Anthony D. Ishaug
Title:	Chief Financial Officer and Treasurer

By:	/s/ Valla Brown
Name:	Valla Brown
Title:	Vice President

EXHIBIT 1

TO LEASE AMENDING AGREEMENT NO. 2

LEASEHOLD IMPROVEMENTS

(ALLOWANCE-TW)

This Exhibit shall be incorporated into and considered as a part of the attached Amendment (“Amendment”).  Unless otherwise indicated herein, capitalized terms used in this Exhibit shall have the meanings assigned to them in the Lease.  The terms and provisions of this Exhibit are intended to supplement and are specifically subject to all the terms and provisions of the Current Lease and the Amendment. Except as otherwise set forth herein, wherever the consent or approval of either Landlord or Tenant is required by the provisions of this Exhibit, such party shall not unreasonably withhold, condition or delay such consent or approval.

1.  Condition of Premises.  Except as expressly provided in the Current Lease and the Amendment, including this Exhibit, Tenant agrees to accept the Premises in its present condition, “AS IS,” with no obligation for Landlord to do or pay for any improvements or plans.

2.  Tenant Improvement Allowance and Costs.     So long as Tenant is not in default under the Current Lease, the Amendment  or this Exhibit (beyond any applicable notice and cure period), Landlord shall provide a one-time allowance (“Tenant Improvement Allowance”) not to exceed $52.00 per rentable square foot (total $2,132,832.00 based on 41,016 rentable square feet) to be applied toward the actual total costs (“Tenant Improvement Costs”) of constructing Tenant’s leasehold improvements in the Premises (“Tenant Improvements”),  including, without limitation, reasonable and customary fees for: space planning and design fees; architectural and engineering fees; required building permits; cost of labor, materials, equipment and services; cost of Tenant signage; and the costs of removing, modifying, relocating or making additions to any existing improvements to accommodate Tenant’s space plan.

Notwithstanding anything to the contrary contained herein:

(1) So long as Tenant is not in default under the Lease, up to $23.00 per rentable square foot in the Premises (total $943,368.00 based on 41,016 rentable square feet) of the otherwise unused Tenant Improvement Allowance may be applied, at Tenant’s option by written request to Landlord, toward the reasonable, out-of-pocket miscellaneous costs paid by Tenant to third parties for telecommunications and computer cabling and equipment (including cell phone boosters), furniture, fixtures, equipment, moving costs or any other business related expenses as determined in Tenant’s discretion (such miscellaneous costs shall be paid or reimbursed by Landlord within thirty (30) days following receipt by Landlord of Tenant’s written request therefor).

(2)  In addition to the Tenant Improvement Allowance, Landlord shall reimburse Tenant’s architect for the cost of a preliminary space plan for the Premises.  Landlord has a separate agreement with Tenant’s architect for such costs.

(3)    Any unused balance of the Tenant Improvement Allowance shall automatically terminate and expire as of August 31, 2019.

3.  Plans.  Prior to the commencement of any work, Tenant shall cause the architect or space planner selected by Tenant and approved by Landlord (“Planner”) to prepare and deliver to Landlord an initial plan (“Initial Plan”) for the Tenant Improvements in the Premises.  The Initial Plan shall clearly identify and locate any new, special or major requirements of Tenant, including, without limitation:

(a)  Any requirements of Tenant which are in excess of or otherwise vary in any respect from Building standard items, all modifications to any existing  improvements in the space, and all critical dimensions.

(b)  Special loading, such as the location of and requirements for file cabinets or special equipment.

(c)  Openings in the walls or floors.

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(d)  Special heating, ventilating, air conditioning, electrical, sprinkler, lighting, security system, or plumbing work.

(e)  Location and dimensions of telephone, computer and communications areas, and location of telephone, computer, communications and electrical panels, cabling and outlets, and electrical switches and lights.

(f)  Partitions - locations and type, including doors and hardware, windows, glass partitions and special framing or support.

(g)  Special cabinet work and other millwork items.

(h)  Variations to standard ceiling heights.

(i)  Location, selection and color selection, as applicable, of painted areas, floor coverings, and wall coverings.

(j)  Location and type of any kitchen equipment.

(k)  Location, dimensions and description of any modifications to the Building corridors.

(l)  Such additional information as reasonably specified by Landlord.

Within ten (10) business days after receipt of the Initial Plan, Landlord shall either approve the Initial Plan or notify Tenant and the Planner in writing of the reasons Landlord does not approve it.  Tenant shall cause the Planner to correct any matter on the Initial Plan which Landlord does not approve and to resubmit the corrected Initial Plan to Landlord within five (5) business days (in which case Landlord shall have five (5) business days to review the corrected Initial Plan and to notify Tenant of any disapproval), and this process shall continue until the Initial Plan is approved by Landlord and Tenant.

Following Landlord’s approval of the Initial Plan, Tenant shall promptly cause the Planner to prepare and deliver to Landlord architectural and engineering plans, specifications and working drawings (hereafter called “Construction Plans”) for the Tenant Improvements shown on the Initial Plan.  The Construction Plans shall consist of complete sets of plans and specifications in the form of working drawings or construction drawings identifying Tenant’s interior layout of the Premises, including, as necessary, complete sets of detailed architectural, structural, mechanical, electrical and plumbing drawings for the Tenant Improvements in compliance with applicable laws ordinances, regulations and order (“Laws”).  The Construction Plans shall be prepared by architects and engineers licensed in the State of Minnesota and shall include such written instructions or specifications as may be necessary to secure any building permit or other governmental permits or approvals.  The Planner shall be responsible for reviewing Landlord’s Building plans and Building standards and, as necessary, field verifying all building dimensions and site conditions in connection with such plans.  The Construction Plans and the Tenant Improvements shall conform to Landlord’s architectural, engineering and design criteria for the Building, and all applicable Laws.  All roof penetrations, structural modifications, material revisions to the mechanical, HVAC or electrical systems of the Building, or work affecting portions of the Building outside the Premises or under warranty shall be specifically reviewed and approved by an architect and/or engineer designated by Landlord and shall performed only by contractors approved by Landlord.

Within fifteen (15) business days after the completed Construction Plans have been submitted to Landlord, Landlord shall provide written approval of such Construction Plans (or written disapproval with a written explanation of any changes required therein) and shall redeliver the Construction Plans to Tenant.  Tenant shall cause the Planner to correct any matter on the Construction Plans which Landlord does not approve and to resubmit the corrected Construction Plans to Landlord within seven (7) business days (in which case Landlord shall have seven (7) business days to review the corrected Construction Plans and to notify Tenant of any disapproval), and this process shall continue until the Construction Plans are approved by Landlord and Tenant.  Landlord’s representative or architect shall, upon request from Tenant, meet with Tenant at the Building to discuss and resolve all alleged deficiencies in the Construction Plans and solutions to any problems.  As used in this Exhibit, “Plans” means and includes the Initial

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Plan, the Construction Plans and any supplemental plans and specifications approved by the parties.  Unless otherwise specified in the Plans, the Tenant Improvements shall be constructed with Building standard materials (or comparable substitute materials reasonably approved by Landlord in amount, type and quality); and Tenant shall promptly make any necessary selections.  Landlord may make or require changes in the Tenant Improvements or Building standards, the necessity or desirability of which hereafter becomes apparent, upon prior written notice to Tenant for nonsubstantial changes and with the approval of Tenant (not to be unreasonably withheld, conditioned or delayed) for substantial changes.  All costs and expenses relating to the preparation or review of the Plans, and any changes thereto or revisions thereof, shall be included in the Tenant Improvement Costs and shall be paid as provided in this Exhibit.

Landlord may withhold its approval of any plans or specifications if, in Landlord’s reasonable opinion, the work would: involve a structural revision to the Building; adversely affect the market value or appearance of the Building; violate Landlord’s criteria for those portions of the Premises which are visible from the common areas or from the exterior of the Building; adversely affect the strength, structural integrity or safety of the Building; adversely affect the proper functioning and efficiency of the systems of the Building; fail to improve the entire Premises with materials that equal or exceed Building standards and improvements consistent with the nature and quality of the Building; violate any requirements of applicable Laws or of any holder of a mortgage on or insurer of the Building (or require Landlord to perform any work or incur any expense in connection therewith); adversely affect any other rentable space in the Building or increase the expense of operating the Building; not be in keeping with the character of the Building; use non-Building standard materials or cause additional cost to Landlord upon the expiration or termination of the Lease; or not comply with Landlord’s written Construction Rules for the Building as set forth in the attached Exhibit 2.  Landlord’s approval shall be required regarding the demolition, salvage, reuse and final disposition of any current improvements, equipment or material not used in the Tenant Improvements.  Landlord may disapprove any plans in part, reserve approval of any items pending its review and approval of other plans, and condition its approval upon Tenant making revisions to the plans or supplying additional information.  Any review or approval of any plans or work by Landlord is solely for its benefit, and without any representation, warranty or liability to Tenant or any other person with respect to the adequacy, correctness or sufficiency thereof, the fitness for any purpose, compliance with applicable Laws or otherwise.  Tenant acknowledges that neither Landlord nor its property manager is an architect or engineer, and that the Tenant Improvements will be designed and performed by independent architects, engineers and contractors selected by Tenant.  Landlord and its property manager shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Tenant Improvements, and do not guarantee that the Plans or Tenant Improvements will be free from errors, omissions or defects, and shall have no liability therefor.  Tenant shall cause the Planner to provide to Landlord “as built” drawings for the Tenant Improvements in the form approved by Landlord no later than thirty (30) days after completion of the Tenant Improvements.

Tenant shall be responsible for matters under any applicable Laws pertaining to persons with disabilities relating to the Tenant Improvements and/or to the Premises or the Building as a result of the Tenant Improvements hereunder.  Without limiting the generality of the forgoing, Tenant shall: (i) provide complete and accurate information such that the Plans will comply with applicable Laws, and update such information as needed, and (ii) be responsible for any changes to the Tenant Improvements and/or to the Building as a result of the Tenant Improvements and applicable Laws.

4.  Payment.    Landlord shall pay an amount not to exceed the Tenant Improvement Allowance toward the Tenant Improvement Costs for the Tenant Improvements.  The Tenant Improvement Allowance shall be disbursed by Landlord in installments, not more frequently than monthly, within forty-five (45) days after receipt of an application for a progress payment for completed work, sworn construction statement and lien waivers by the Contractor (defined below), subcontractors and suppliers, and such other documentation as Landlord may reasonably require to confirm that the Tenant Improvement Costs have been (or will from such draw be) paid for and that no mechanics’ or other such liens have been or may be filed against the Building arising out of the design or performance of the Tenant Improvements.  Such progress payments shall be made according to the schedule of payments set forth in the Construction Documents (as defined below) and shall be subject to a five percent (5%) retainage, plus a reasonable retainage for any incomplete or defective work or any existing default of Tenant or the Contractor.  For funds disbursed to third parties engaged by Tenant, Landlord may, in its reasonable discretion, issue checks jointly to Tenant and any such third party, its subcontractors and suppliers.

Tenant shall be solely responsible for all Tenant Improvement Costs or other costs of construction in excess

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of the Tenant Improvement Allowance, or the portion thereof payable by Landlord under the terms of this Exhibit (“Excess Costs”).  Within seven (7) business days after approval by the parties of the final Construction Plans and the Construction Documents, Tenant shall pay to Landlord the estimated amount of any Excess Costs, to be held and disbursed in the same manner as the Tenant Improvement Allowance.  The entire unpaid balance of any Excess Costs for the Tenant Improvements shall be paid by Tenant when due, but in all events within thirty (30) days after Substantial Completion of the Tenant Improvements.

5.  Tenant Improvements.

(a)  Following approval of the final Construction Plans by Landlord and Tenant, the Tenant Improvements shall be submitted for bids, according to procedures approved by the parties, by one or more qualified general contractors and by qualified subcontractors selected by Tenant and approved by Landlord.  Landlord’s approval of the general contractor to perform the Tenant Improvements (“Contractor”) shall be conditioned upon Landlord obtaining reasonable assurances that the contractor shall:  (i) perform and complete the work on time and without unreasonable interference with the operation of the Building and any other construction occurring in the Building; (ii) comply with all rules and regulations relating to construction activities in the Building as may be reasonably prescribed from time to time by Landlord; (iii) maintain such insurance as set forth  below or any additional insurance required by applicable law; (iv) comply with Landlord’s reasonable requirements as to the terms and conditions for all contractor items relating to conducting its work, use of facilities and utilities, storage of materials, and access to the Premises; (v) provide a minimum one-year warranty to Landlord and Tenant (with an assignment to Landlord and Tenant of any manufacturer or supplier warranties in excess of one year) that the work shall comply with the plans and specifications and be constructed in a good and workmanlike manner with a quality equal to or better than Building standard; (vi) perform all work in a fashion and by such means as necessary to work in harmony and not unreasonably interfere with Landlord’s contractors or other tenants and their contractors, and to avoid any labor stoppages or strikes, and to ensure good labor relationships and compliance with all applicable labor agreements (including, without limitation, using union labor and contractors to perform such work if requested by Landlord); (vii) provide for the customary retention from payments to subcontractors; (viii) provide for the furnishing of contractors’ affidavits and full and final mechanic’s lien waivers covering all labor and materials relating to the work; and (ix) the Contractor, subcontractors and all materialmen, laborers and other parties furnishing any labor, materials, equipment or services with respect to any portion of the Tenant Improvements will look solely to Tenant for payment for the same  .  Such requirements of Landlord and the terms of this Exhibit shall be set forth in the bid documents.  The Tenant Improvements shall be performed on the basis of a “stipulated sum” or “guaranteed maximum cost” contract signed by Tenant and approved by Landlord (“Construction Agreement”), which shall provide that Landlord is a third party beneficiary thereof.

(b)  Promptly after receiving bids on the Tenant Improvements, Tenant shall submit to Landlord the names of the proposed Contractor and all subcontractors which will perform the Tenant Improvements, together with the proposed Construction Agreement, final Construction Plans and any General or Special Conditions (“Construction Documents”) for approval by Landlord.

(c)  Within seven (7) business days after Landlord receives the Construction Documents, Landlord shall either approve the Construction Documents and the proposed Contractor and subcontractors, or notify Tenant in writing in detail of the reasons Landlord does not approve them.  Tenant shall promptly correct any matter in the Construction Documents which Landlord does not approve, and shall resubmit the Construction Documents in the same manner until the same are approved by Landlord.

(d)    Landlord may post statutory notices of non-responsibility for mechanics’ liens conspicuously on the Premises, and Tenant and the Contractor shall cooperate to maintain the posting of such notices.

(e)  Before the commencement of the Tenant Improvements, Tenant shall deliver to Landlord (i) a final copy of the approved and signed Construction Documents; (ii) copies of all required building permits, approvals and licenses; (iii) certificates of all insurance required of Tenant, the Contractor and subcontractors; and (iv) the estimated amount of any Excess Costs.

(f)  No material change in the Tenant Improvements, the cost of the Tenant Improvements, or the Construction Documents shall be made after Landlord’s approval of the Construction Documents except by a written

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change order signed by Tenant and approved by Landlord (“Change Order”); and in any such case, Tenant shall pay to Landlord any increased estimated amount of Excess Costs before the commencement of any work under such Change Order.  If Tenant shall desire any Change Order after approval of the Plans by Landlord, Tenant shall submit a detailed written request or revised Plans to Landlord for approval.  If reasonable and practicable and consistent with the Plans theretofore approved, Landlord shall not unreasonably withhold, condition, or delay approval of the Change Order.  All costs in connection therewith, including, without limitation, construction costs, permit fees, and preparation or review of any additional Plans or other studies or tests, or revisions of such existing items, shall be included in the Tenant Improvement Costs.

Notwithstanding anything to the contrary herein, in the event that any applicable governmental authority requires material changes to the Tenant Improvements (“'Required Changes”), (i) the parties shall reasonably consult concerning the nature and cost of such Required Changes, and (ii) all costs in connection with the Required Changes shall be included in the Tenant Improvement Costs.

(g)  Landlord shall engage CBRE, Inc. or another party of its choice to coordinate the Tenant Improvements for a coordination fee of one and one-half percent (1-1/2%) of the actual costs incurred for the work.      Such coordination fee is based on Tenant’s Planner, BDH+Young, and/or Tenant’s Contractor, Gardner Builders, performing customary project management services with respect to the Tenant Improvements.    Such coordination fee shall be charged to and paid as part of the Tenant Improvement Costs.    No additional charges shall be made by Landlord for supervision, parking, utilities, freight elevators, or other Building services during construction; provided that the construction rules for the Building shall apply and be complied with at all times.

6.  Performance of Work.

(a)  Following approval of the Construction Documents by Landlord, the Contractor shall obtain a building permit and, subject to the other terms and conditions of this Exhibit and the Lease, shall cause the Tenant Improvements to be Substantially Completed according to the construction schedule approved by the parties in the Construction Documents.  Tenant acknowledges that the work will be performed during Tenant’s occupancy of the Premises; and Landlord and Tenant shall cooperate to reasonably minimize any interference with the performance of the work and Tenant’s use of the Premises.  Tenant shall be solely responsible for any injury, loss or damage which may occur to any of the property of Tenant, its agents, employees and contractors, in or about the Premises during the construction period.

(b)  Tenant shall indemnify, defend and hold harmless Landlord and the Building from and against all losses, damages, costs (including costs of suit and reasonable attorney’s fees), liabilities, or causes of action arising out of or relating to the Tenant Improvements, including, without limitation, mechanics’ liens or other liens or claims (and all costs or expenses associated therewith) asserted, filed or arising out of any such work, and all damage caused by the Contractor, its subcontractors or their employees.

(c)  All Tenant Improvements shall be performed in a safe, first-class and workmanlike manner in conformity with the approved Construction Plans and all applicable Laws and insurance requirements, and Tenant and the Contractor shall avoid interference with other occupants and the efficient, safe and secure operation of the Building.  Tenant, the Contractor, subcontractors and suppliers, and their respective employees, agents and independent contractors, shall comply with Landlord’s construction rules for the Building and the general rules of the Building in connection with all aspects of the Tenant Improvements and all related construction activities, including, without limitation, the following: the delivery, moving or removal of materials, equipment, and debris shall be performed at such times, in such locations and using such procedures as reasonably designated by Landlord; all debris and rubbish caused by or resulting from the construction shall be removed and disposed of at least once a week, or more frequently as Landlord may reasonably direct; only freight elevators may be used for the delivery, moving and removal of materials, equipment and debris; core drilling may only be performed during such hours and on such days as reasonably directed by Landlord and only with such advance notice and such procedures as permits Landlord to approve the location and scope of such drilling and to inspect for resulting structural damage; demolition may only be performed during such hours and on such days as reasonably directed by Landlord based on the nature of the activity; all construction activities in the Premises must be controlled to minimize noise and prevent dirt, dust, odors, fumes or other matter from infiltrating into adjacent tenant or mechanical areas; all employees, agents and independent contractors of the Contractor, subcontractors and suppliers shall park only in areas designated by Landlord.  Landlord

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may impose reasonable additional requirements from time to time in order to ensure that the Tenant Improvements does not materially disturb or interfere with any other tenants of the Building, or their visitors, contractors or agents, nor interfere with the efficient, safe and secure operation of the Building.  In the event that the Contractor or any subcontractor fails to comply with the terms of this Exhibit, applicable Laws or Landlord’s construction rules for the Building, Landlord reserves the right to refuse to permit construction to commence or to halt construction until such non-compliance is remedied.  In the event of any strikes, picketing, boycott, or other visible labor activities in or about the Premises or Building relating to the Contractor, or any subcontractors, or suppliers, Tenant, upon written request of Landlord and to the extent permitted by applicable Laws, shall immediately cause the applicable Contractor, subcontractor, supplier, employee, agent, or independent contractor to leave the Building until the dispute has been settled.  Landlord shall cooperate with Tenant in connection with the construction of the Tenant Improvements; but Landlord shall have no obligations to Tenant for the completion of the Tenant Improvements and the risk of timely performance of the Tenant Improvements shall be that of Tenant.

(d)  “Substantial Completion” of the Tenant Improvements means (i) completion of all Tenant Improvements in accordance with the Construction Documents, except for minor finishing and punchlist activity which does not materially interfere with use and occupancy of the Premises; (ii) issuance of any necessary governmental approvals and certificates of occupancy; and (iii) removal of all equipment, material and debris which was placed or caused to be placed in or about the Building by Tenant, its Contractor and subcontractors and not incorporated in the Tenant Improvements.

(e)  Upon Substantial Completion of the Tenant Improvements, Tenant shall submit to Landlord a sworn construction statement designating all contractors, subcontractors, suppliers, and others furnishing work and/or materials for the Tenant Improvements, an itemized statement of all costs of construction of the Tenant Improvements, and proof that all such costs have been paid (or will from such payment be paid), including valid lien waivers, in form and substance reasonably satisfactory to Landlord and any lender or title insurer.

(f)  During construction and upon completion of the Tenant Improvements, Landlord’s representatives or architect may inspect the Tenant Improvements to verify compliance with the Construction Documents.  If so requested by Landlord representatives or architect, Tenant shall notify such representative or architect twenty-four (24) hours before enclosing any wall, floor or ceiling construction to permit inspection.  Within thirty (30) days after Substantial Completion of the Tenant Improvements, the parties shall inspect the Premises, have all systems demonstrated, and prepare a punchlist of incomplete or defective details of the Tenant Improvements.  The Contractor will complete the punchlist items within thirty (30) days after preparation of the punchlist, subject to Force Majeure.  Upon request of either party, Landlord and Tenant shall confirm completion of the work and Tenant’s acceptance of the Premises in written form reasonably acceptable to the parties, unless completion of any work is disputed.  If either party disputes that the work is complete and such dispute cannot be resolved by Landlord and Tenant within thirty (30) days, then such dispute shall be resolved by a Minnesota licensed architect approved by both Landlord and Tenant, or, if the parties cannot agree on an architect, one shall be appointed by the president or chief officer of the Minnesota Chapter of the American Institute of Architects, and the determination of such architect shall be binding upon the parties; and the fees of such architect shall be shared equally by Landlord and Tenant.

7.  Insurance.    During construction of the Tenant Improvements, Tenant shall cause the Contractor to secure and maintain workers’ compensation insurance as required by the law and employer’s liability coverage of at least $1 million bodily injury per accident, $1 million for bodily injury by disease for each employee, and $1 million bodily injury disease aggregate;  all risk builder’s risk insurance for the replacement cost of the applicable tenant improvements or alterations; commercial general liability insurance against loss or liability in connection with bodily injury, death, or property damage or destruction in an amount, with deductibles reasonably approved by Landlord, of not less than $1 million per occurrence limit, $2 million general aggregate limit per location, $2 million personal and advertising limit, $2 million products/completed operations aggregate  (including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage coverage, and contractor’s protective liability), with an Excess Limits (Umbrella) Policy in the amount of at least $5 million per occurrence/aggregate; automobile liability insurance on an occurrence basis in an amount of at least $1 million combined single limit covering owned, hired, and nonowned automobiles.  The Contractor’s commercial general liability insurance shall cover claims arising out of: (1) the Contractor’s operations; (2) acts of independent contractors; (3) products/completed operations (with broad form property damage); (4) liability assumed under contract (on a broad form property damage basis); (5) liability assumed under contract (on a broad form blanket basis); and (6) explosion,

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collapse, and underground damage hazards, when applicable.

8.  Telephones/Wiring.   Tenant shall at its expense install and maintain all telephone and communications wiring and equipment from the service access point in the Building to and within the Premises, and arrange directly with the telecommunications providers approved by Landlord for all service and connections.  The installation of all telephone, communications, computer, security, and other cabling and equipment shall be subject to Landlord’s prior written consent as provided in this Exhibit or in the Lease.  On or before the expiration of the Lease Term, or upon the earlier termination of the Lease or of Tenant’s right to possession of the Premises, Tenant shall, if requested by Landlord, remove all such cabling and equipment installed by or for Tenant at any time.

9.  Miscellaneous.  This Exhibit may not be amended or modified except in a writing signed by Landlord and Tenant.  Time is of the essence of each and every provision of this Exhibit.  In no event shall any rights of Tenant hereunder be transferable or assignable to any party except to a permitted assignee of all of Tenant’s rights under the Lease.  All sums due hereunder from Tenant to Landlord shall be deemed Additional Rent for purposes of the Lease, and upon any default hereunder, Landlord shall have all of the rights and remedies provided for in the Lease as well as all remedies otherwise available to Landlord, including, without limitation, the right to suspend any work or payments provided for hereunder until any such default is cured.  This Exhibit shall not create a contractual relationship of any kind with, nor any rights in favor of, any third party.  Except as otherwise agreed in the Lease or any amendment thereof, this Exhibit shall not apply to any space hereafter added to the Premises nor to any further extension or renewal of the Lease, whether pursuant to any option or right under the Lease or otherwise.

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EXHIBIT 2

TO LEASE AMENDING AGREEMENT NO. 2

CONSTRUCTION RULES

1.Notify Property Management office, located in lower level 763-231-0130, before starting any construction or modifications in your suite.  The management office must approve all work and contractors.

2.Insurance certificates are required of all contractors and subcontractors before work begins.  Contact the Property Management office for coverage requirements.

3.Schedule after hour building access and elevator use in advance with Property Management office.  Building hours are 6:00 AM to 6:00 PM.  Security personnel may be required at tenant’s expense.

4.Arrange, in advance, to have spaces and equipment rooms opened.  Regularly used keys can be checked out to the job superintendent for the duration of the project.  Keys for subcontractors and for access other building areas may be checked out from the Property Management office in exchange for a driver's license.

5.Park in remote areas not used by building tenants.    Do not park at the front door or in delivery areas.  See Property Management office for large vehicle parking.  Parking and towing regulations apply to contractor vehicles.

6.Use service entrances and service corridors for personnel and material.  No material will be transported across marble, granite, wood or tile floors without prior approval.  Contractors will be liable for damage.

7.Schedule large deliveries with the Property Management office.  Deliveries that require heavy use of freight elevators or tie up dock areas may need to be scheduled after 3:30 PM or before 8:00 AM.

8.Delivery of long items that require transport on top of elevators should be coordinated with the Property Management office.

9.Schedule and coordinate core drilling and concrete chipping with the Property Management office.  Such work may require X-rays and will need to be done after hours to accommodate current tenants.

10.Welding, sanding, painting, etc., may trip smoke detectors.  Coordinate such work with the Property Management office or Building Engineers.  Detectors may be disabled by Building Engineers during working hours but must be enabled at other times.  (Polymix to be applied after hours)

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11.Coordinate work that may require the shut down of equipment or services to occupied areas, i.e. electrical service, HVAC or fire protection.

12.When working on sprinkler systems, see Property Management office for proper procedures to prevent false alarms and for notification of central station monitoring.  (All workers must contact management to clear fire panel before leaving.)

13.Contact the Property Management office for check out of owner provided material.  Contractor will be required to move material within the building.

14.Vacant spaces must be kept clean at all times.  Contractors may be charged for clean up in any area common or vacant areas that are not left in clean and "showable" condition.

15.No radios, tape or CD players allowed.  Keep break areas neat, clean, and free of pornographic material.

16.Smoking is prohibited in the building and within 25 feet from all ingress/egress, per code.

17.Be respectful to all occupants of the Property - in our tenant's eyes, you represent CBRE.  Please refrain from using language that would offend our tenants.

18.Do not prop open service elevator lobby doors, hallway doors or any other doors.

19.All keying and rekeying will be coordinated by the Property Management office.

20.Contractor and subcontractors may be required to work with other contractors hired by CBRE or tenant, i.e. phone and security system installers, carpet installers, etc.  Please be considerate.

21.Contractors may only use lower level restrooms.  The restrooms cannot be used for construction cleanup.  If the Contractor does not comply they will be charged for cleanup of restrooms.  A janitor closet is located on each floor with a sink and drain for construction cleanup.

22.Contractor is responsible for removal of all trash from the building.  Do not use building trash containers.  Dispose of all pallets and packaging whether owner or contractor supplied.  See Property Management office for disposal of used or existing material and equipment.

23.Contractor will be required to provide Property Management office with meter numbers of new utility meters, as applicable.

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24.Any work involving loud noise must be scheduled through the management office and be completed prior to 7:00 AM or after 6:00 PM on business days.  This includes hammer-drilling, demolition, etc.

25.	Contractors and subcontractors are responsible for supplying their own tools, ladders, carts, vacuums, trash containers, etc.

26.	HVAC balance reports and LEED Waste Facility Alteration Tracking are due within the first week after completion of work.

27.	Electrical contractor to update fire panel label’s as changes are made.

I have read and understand the above Rules and Standards.

Name:

Company:

Date:

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